EXHIBIT 10.1

FORM OF EXECUTIVE COMPENSATION AMENDMENT AGREEMENT

THIS EXECUTIVE COMPENSATION AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of March __, 2009, by and between WESBANCO BANK, INC. (“Bank”), WESBANCO, INC. (“WesBanco”) and ___________ (the “Executive”).  The Bank, WesBanco and Executive are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

 W I T N E S S E T H:

Whereas, during the course of the Executive’s employment and after the Executive ceases to be employed by WesBanco or the Bank, the Executive is entitled to certain compensation and other benefits pursuant to the WesBanco Key Executive Incentive Bonus and Option Plan (the “Incentive Plan”), an Employment Agreement dated _____, a Change in Control Agreement dated______, a Salary Continuation Agreement dated ____ and other benefit plans, arrangements and agreements with WesBanco or the Bank (collectively, the “Compensation Arrangements”);

Whereas, WesBanco is a participant in the Capital Purchase Program (“CPP”) of the Troubled Asset Relief Program authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”);

Whereas, in connection with and as a condition to WesBanco becoming a CPP participant, the Parties entered into an Executive Compensation Amendment Agreement, dated _______, 2008 (the “Former Agreement”) to comply with the requirement that WesBanco modify or terminate certain benefit plans, arrangements and agreements to the extent necessary to be in compliance with the executive compensation rules of Sections 111 and 302 of the EESA (the “EESA Executive Compensation Requirements”), the regulations of the U.S. Department of the Treasury (the “Treasury”) thereunder (the “Treasury Regulations”) and the rules and interpretations of the Internal Revenue Service under Section 280G(e) of the Internal Revenue Code of 1986, as amended (the “IRS Rules” and, together with the EESA Executive Compensation Requirements and the Treasury Regulations, the “CPP Executive Compensation Requirements”);

Whereas, the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which was signed into law on February 17, 2009, contains additional requirements relating to compensation paid by institutions participating in TARP including those, like WesBanco, that became TARP participants before the ARRA was enacted;

Whereas, the ARRA requires that the Secretary of Treasury promulgate regulations to implement the compensation requirements included in the ARRA (the “ARRA Regulations”);

Whereas, the Parties intend hereby to amend all of the Executive’s Compensation Arrangements to comply with the (i) CPP Executive Compensation Requirements, (ii) ARRA and (iii) the ARRA Regulations as currently in effect or as may be adopted or amended after the date of this Agreement, in accordance with the terms and provisions of this Agreement;

Now, Therefore, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and intending to be legally bound, the Parties agree as follows:

1.           Recitals.  The recitals set forth above are hereby incorporated into this Agreement and made a part hereof.

2.           Compensation Arrangement Amendments.

(a)           Limit on Incentive Compensation.  All of the Executive’s Compensation Arrangements are hereby amended such that no bonus, retention award or incentive compensation will be paid to or accrued for the Executive except as permitted under the ARRA and the ARRA Regulations.

(b)           Golden Parachute Payment Prohibition.  To the extent required by ARRA and the ARRA Regulations, all of the Executive’s Compensation Arrangements are hereby amended such that no payments will be made to the Executive to the extent such payments would constitute a “parachute payment” under Section 280G(e) of the Internal Revenue Code of 1986, as amended (“Code”), the Treasury Regulations and the IRS Rules.  In addition, in accordance with and to the extent required by the ARRA and ARRA Regulations, all of the Executive’s Compensation Arrangements are hereby amended such that no payments (other than payments for services performed or benefits accrued) will be made to the Executive upon the Executive’s departure from WesBanco or the Bank for any reason.

(c)           Determination of Payment Limit.  Within 20 days after (i) any “applicable severance from employment” (as defined in Section 30.9(b) of the Treasury Regulations and in the IRS Rules) of the Executive or (ii) Executive’s other departure from WesBanco or the Bank, WesBanco and the Bank shall, at their expense, engage WesBanco’s principal outside accounting firm (the “Accounting Firm”) to determine whether, if not for the limitations contained in this Agreement, any of the Executive’s Compensation Arrangements would entitle Executive to any payments that would constitute a “parachute payment” under Section 280G(e) of the Code, the Treasury Regulations and the IRS Rules or would be otherwise prohibited under the ARRA or ARRA Regulations.  If the Accounting Firm so determines, it will render an opinion to that effect which will be conclusive and binding on the Executive, WesBanco and the Bank.

(d)           Payment Reduction or Elimination.  If the Accounting Firm determines that any payments under any of the Executive’s Compensation Arrangements would constitute a “parachute payment” under Section 280G(e) of the Code, the Treasury Regulations and the IRS Rules, then the aggregate amount under all such Compensation Arrangements that the Executive will be entitled to and that will be paid to Executive shall be reduced to the maximum amount that does not include a “parachute payment”; provided, however, that Executive shall not be entitled to any such payment to the extent such payment is prohibited by the ARRA or ARRA Regulations.

3.           Incentive Compensation Clawback.

(a)           Repayment Obligation.  The Parties agree that the Executive will re-pay to WesBanco any incentive compensation paid pursuant to the Incentive Plan and any other bonus, retention award or other incentive compensation paid to the Executive if and to the extent such bonus or incentive compensation payments were based on materially inaccurate financial statements of WesBanco or the Bank or any other materially inaccurate financial performance metric criteria (such payments, the “Unearned Payments”).  WesBanco shall have the sole obligation to determine whether any Unearned Payments have been made.

(b)           Manner of Repayment.  Within 10 days of determining that the Executive has received any Unearned Payments, WesBanco will provide written notice (the “Notice”) to the Executive so notifying the Executive.  The Notice will include the amount that the Executive must re-pay to WesBanco and the deadline for repayment.  All Unearned Amounts will be repaid by the Executive within 90 days after receipt of the Notice.

4.           Termination.  This Agreement will terminate automatically after the Treasury ceases to hold a debt or equity position in WesBanco that was acquired under the CPP.  Upon termination of this Agreement, no Party shall have any further obligation to the other under this Agreement except for obligations accruing prior to the date of termination (such as Executive’s obligation to re-pay any Unearned Payments made to the Executive prior to termination of this Agreement) and as required to stay in effect pursuant to the CPP Executive Compensation Requirements, the ARRA or the ARRA Regulations.

5.           Executive Acknowledgement.  Executive understands and acknowledges that the effect of this Agreement could be to reduce the amount of compensation and other benefits that the Executive would otherwise be entitled to under the Executive’s Compensation Arrangements.

6.           Release.  Executive hereby releases and forever discharges WesBanco, Wesbanco Bank and their respective affiliates, successors and assigns (each a “Releasee”) from any and all claims, both at law and in equity, in connection with this Agreement’s modification of the Executive’s Compensation Arrangements.  Executive hereby further irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing or instituting any proceeding of any kind against any Releasee based upon any matter purported to be released in this Section 6.

7.            Entire Agreement; Superseding Effect; Former Agreement Terminated. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof.  In particular, to the extent of any conflict or inconsistency between the terms of this Agreement and the terms of any of the Executive’s Compensation Arrangements, the terms of this Agreement shall supersede the conflicting or inconsistent terms of the applicable Compensation Arrangement.  In addition, this Agreement replaces and supersedes in its entirety the Former Agreement such that after the date hereof the Former Agreement is terminated and of no further force or effect.

8.           Amendment.  This Agreement may only be amended, whether in whole or in part, by a writing signed by all of the Parties.

9.           Construction.  The Parties intend this Agreement to fully comply with the CPP Executive Compensation Requirements, the ARRA and the ARRA Regulations.  Accordingly, this Agreement shall be construed so as to make all of the Executive’s Compensation Arrangements fully compliant with the CPP Executive Compensation Requirements, the ARRA and the ARRA Regulations, whether adopted or amended prior to or after the date of this Agreement, in each case giving effect to such later adoptions and amendments.

10.           Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as though the invalid or unenforceable provision was omitted.

11.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to West Virginia conflict of laws rules

12.           Counterparts; Signatures.  This Agreement may be executed in any number of counterparts, and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Signatures by facsimile or e-mail shall be considered to be the same as original signatures and sufficient to make this Agreement fully effective.

In Witness Whereof, intending to be legally bound, the Parties have executed this Agreement as of the day and year stated above.

WESBANCO, INC. By: ________________________________ Name: Title:

WESBANCO BANK, INC. By: ________________________________ Name: Title:

________________________________ Name: